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Genta Presents Initial Clinical Data on Use of Gallium Compounds as Treatment for Serious Infections

-- AACR presentation suggests potential applications in cystic fibrosis, cancer, and sepsis

-- Clinical study in cystic fibrosis to start in May 2010

BERKELEY HEIGHTS, NJ – April 20, 2010 – Genta Incorporated (OTCBB: GETA.OB) today announced the presentation of initial results from the first human use of a gallium-containing compound to treat serious infection.  In a patient with cystic fibrosis and a highly resistant lung infection, who has been treated over a 2-year period, high concentrations of gallium were achieved in sputum.  Moreover, sputum concentrations were higher than simultaneous concentrations in blood and continued to rise even after treatment had been stopped.  Measured concentrations in sputum equaled or exceeded concentrations that have been reported lethal to bacteria in laboratory tests.  The data were presented at the annual meeting of the American Association of Cancer Research in Washington, D.C.

Gallium is known to interfere with certain iron-dependent metabolic processes, which can be lethal to single-cell organisms such as bacteria, mycobacteria (e.g., tuberculosis), protozoa (e.g., malaria), and fungi.  Infection is the most common cause of death in patients with cystic fibrosis, which are frequently caused by bacteria known as Pseudomonas aeruginosa that have become highly resistant after years of antibiotic therapy.  Recent laboratory data have suggested that gallium may kill these bacteria and also augment the activity of standard antibiotics.

In a preliminary clinical test, a patient with cystic fibrosis and extensive lung infection due to highly resistant Pseudomonas was treated with intermittent intravenous (IV) infusions of gallium nitrate (administered as Ganite® [gallium nitrate injection]) over a 2-year period.  Blood and sputum concentrations were measured during and after two of these infusions.

Sputum gallium concentrations from infected lungs were consistently higher than levels simultaneously obtained in plasma.  In the 2 cycles of treatment with pharmacologic monitoring, these concentrations substantially exceeded levels that laboratory tests had previously shown were lethal to resistant Pseudomonas. Moreover, gallium concentrations in sputum continued to rise even after IV therapy was discontinued.  Extended treatment with IV gallium nitrate was well-tolerated despite the presence of extensive lung disease and substantial compromise of pulmonary function.  Previously deteriorating clinical status due to pulmonary failure was stable over the 2-year period.

“These data show that gallium is preferentially concentrated in sputum of infected lungs”, said Dr. Raymond P. Warrell, Jr., Genta’s Chief Executive Officer.  “High levels were achieved and sustained during short courses of treatment -- an especially promising result that should obviate any need to consider direct inhalation.  A new clinical trial to formally evaluate IV gallium nitrate in patients with cystic fibrosis will begin next month.  These preliminary data also suggest that our oral gallium-containing compound may be useful for this purpose as chronic therapy.”

The potential use(s) described in this release are investigational and have not been approved.  Genta is exclusively marketing an IV form of gallium nitrate (Ganite® [gallium nitrate injection]), which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has also developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.

The new clinical trial discussed in this release is expected to begin in May 2010 and will enroll patients with cystic fibrosis who will be treated at the University of Washington, Seattle, WA, and the University of Iowa, Iowa City, IA.  If initial results are promising, additional trials may be conducted at other medical centers in a larger number of patients.  For this trial, Genta has provided cross-reference to its Investigational New Drug (IND) exemption for Ganite®, and the Company will supply the drug at no cost to patients in the trial.  The study is supported by grants from the Orphan Products Division of the Food and Drug Administration (FDA) and the Cystic Fibrosis Foundation.  Further background on this work can be accessed at: http://www.jci.org/articles/view/30783/pdf.

About Ganite®

Ganite® is exclusively marketed by Genta and is approved in the U.S. for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The potential use(s) described in this release are investigational and have not been approved.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense® is being developed as an agent that may enhance the effectiveness of anticancer therapy.  The Company is currently collecting long-term followup data on durable response and overall survival from the recently completed randomized Phase 3 study of Genasense® in patients with advanced melanoma (the AGENDA trial).  The Company is also developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta has initiated a broad clinical program to evaluate the safety and efficacy of tesetaxel in patients with solid tumors.  In the U.S., Genta is exclusively marketing Ganite® (gallium nitrate injection), which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, or the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2009 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

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